Exhibit 99.1

NEWS RELEASE

February 17, 2005	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC. REPORTS RECORD

FOURTH QUARTER RESULTS

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its operating and financial results for the fourth quarter ended December 31, 2004. Net broadcast revenue was approximately $79.5 million, an increase of 3% from the same period in 2003. Operating income was approximately $38.1 million, an increase of 14% from the same period in 2003. Station operating income1 was approximately $46.3 million, an increase of 11% from the same period in 2003. Net income was approximately $18.6 million or $0.13 per diluted share, an increase from net income of approximately $14.5 million, or $0.09 per diluted share for the same period in 2003. Adjusted EBITDA2 was $41.7 million as compared to adjusted EBITDA of approximately $38.0 million for the same period in 2003. Free cash flow3 was approximately $22.2 million, an increase of 8% from the same period in 2003.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “Radio One performed admirably in spite of the difficult radio industry environment during the fourth quarter. We grew our revenue roughly 300 basis points faster than our markets as a whole, continued to expand our margins and announced transactions that are consistent with our strategy of prudent growth in radio and diversification into complementary media. During the quarter, we announced our signing of a definitive agreement to acquire 51% of Reach Media, Inc., the owner of the Tom Joyner Morning Show and related businesses. Mr. Joyner is the leading personality in urban radio and the acquisition of this content machine broadens our portfolio of media assets significantly. Also, in November, we began broadcasting WPZS-FM and WRNB-FM in Philadelphia, which we acquired in February 2004. Along with our new Houston station which went on the air last September, we have a number of new stick stations that should be growth drivers for 2005. We continue to be excited by our business model and we think this will be a year full of opportunities to drive our near and long-term growth prospects.”

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PAGE 2 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
	(in thousands, except per share data)		(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:

NET BROADCAST REVENUE	$79,523	$77,352	$319,761	$303,150

OPERATING EXPENSES:

Programming and technical (exclusive of non-cash compensation shown separately below)	12,403	12,920	52,554	51,496
Selling, general and administrative	20,826	22,689	91,517	92,157
Corporate expenses (exclusive of non-cash compensation shown separately below)	4,241	3,439	15,049	12,589
Non-cash compensation	351	426	2,413	1,745
Depreciation and amortization	3,575	4,492	16,934	18,078

Total operating expenses	41,396	43,966	178,467	176,065

Operating income	38,127	33,386	141,294	127,085

INTEREST INCOME	587	631	2,524	2,588

INTEREST EXPENSE	10,139	10,046	39,611	41,438

EQUITY IN NET (GAIN) LOSS OF AFFILIATED COMPANY	(2,037)	1,184	3,905	2,123

OTHER INCOME (EXPENSE), NET	(4)	135	17	133

Income before provision for income taxes	30,608	22,922	100,319	86,245

PROVISION FOR INCOME TAXES	12,024	8,443	38,717	32,462

Net income	$18,584	$14,479	$61,602	$53,783

Preferred stock dividend	5,035	5,035	20,140	20,140

Net income applicable to common stockholders[4]	$13,549	$9,444	$41,462	$33,643

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PAGE 3 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
	(in thousands, except per share data)		(in thousands, except per share data)
PER SHARE DATA – basic:
Net income per share	$0.18	$0.14	$0.59	$0.51
Preferred dividends per share	0.05	0.05	0.19	0.19
Net income per share applicable to common stockholders	0.13	0.09	0.40	0.32

PER SHARE DATA – diluted:
Net income per share	$0.18	$0.14	$0.58	$0.51
Preferred dividends per share	0.05	0.05	0.19	0.19
Net income per share applicable to common stockholders	0.13	0.09	0.39	0.32

SELECTED OTHER DATA:
Station operating income[1]	$46,294	$41,743	$175,690	$159,497
Station operating income margin (% of net revenue)	58%	54%	55%	53%
Station operating income reconciliation:
Net income	$18,584	$14,479	$61,602	$53,783
Plus: Depreciation and amortization	3,575	4,492	16,934	18,078
Plus: Corporate expenses	4,241	3,439	15,049	12,589
Plus: Non-cash compensation	351	426	2,413	1,745
Plus: Equity in net (gain) loss of affiliated company	(2,037)	1,184	3,905	2,123
Plus: Other (income) expense	4	(135)	(17)	(133)
Plus: Provision for income taxes	12,024	8,443	38,717	32,462
Plus: Interest expense	10,139	10,046	39,611	41,438
Less: Interest income	587	631	2,524	2,588

Station operating income	$46,294	$41,743	$175,690	$159,497

Adjusted EBITDA[2]	$41,698	$38,013	$158,245	$145,296
Adjusted EBITDA reconciliation:
Net income	$18,584	$14,479	$61,602	$53,783
Plus: Depreciation and amortization	3,575	4,492	16,934	18,078
Plus: Provision for income taxes	12,024	8,443	38,717	32,462
Plus: Interest expense	10,139	10,046	39,611	41,438
Less: Interest income	587	631	2,524	2,588

EBITDA	43,735	36,829	154,340	143,173
Plus: Equity in net (gain) loss of affiliated company	(2,037)	1,184	3,905	2,123

Adjusted EBITDA	$41,698	$38,013	$158,245	$145,296

Free cash flow[3]	$22,224	$20,521	$91,584	$77,796
Free cash flow reconciliation:
Net income	$18,584	$14,479	$61,602	$53,783
Plus: Depreciation and amortization	3,575	4,492	16,934	18,078
Plus: Non-cash compensation	351	426	2,413	1,745
Plus: Non-cash interest expense	429	422	1,702	1,696
Plus: Deferred tax provision	11,882	8,312	38,147	31,893
Plus: Equity in net (gain) loss of affiliated company	(2,037)	1,184	3,905	2,123
Plus: Loss on retirement of assets	—	2	—	—
Less: Capital expenditures	5,525	3,761	12,979	11,382
Less: Preferred stock dividends	5,035	5,035	20,140	20,140

Free cash flow	$22,224	$20,521	$91,584	$77,796

Weighted average shares outstanding – basic[5]	105,000	104,649	104,953	104,621
Weighted average shares outstanding – diluted[6]	105,231	105,184	105,429	105,071

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PAGE 4 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

	December 31, 2004	December 31, 2003
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$10,391	$38,010
Short term investments	10,000	40,700
Intangible assets, net	1,931,045	1,782,258
Total assets	2,111,141	2,017,871
Total debt (including current portion)	620,029	597,535
Total liabilities	782,696	739,452
Total stockholders’ equity	1,328,445	1,278,419

	Current Amount Outstanding	Applicable Interest Rate (b)	Scheduled 2005 Principal Payments (c)	Scheduled 2006 Principal Payments (c)
	(in thousands)		(in thousands)	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 10/5/2006)	$100,000	4.02%
Senior bank term debt (swap matures 12/5/2005)	50,000	3.64%
Senior bank term debt (at variable rates) (a)	170,000	approximately 3.05%	$70,000	$87,500
8 7/8% senior subordinated notes (fixed rate)	300,000	8.88%

(a)	Subject to rolling 90-day LIBOR plus a spread currently at 0.63% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote (b).
(b)	Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. As of December 31, 2004 that spread was 0.63% and is incorporated into the applicable interest rates set forth above.
(c)	Principal payments are due in equal quarterly installments.

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PAGE 5 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

Net broadcast revenue increased to approximately $79.5 million for the quarter ended December 31, 2004 from approximately $77.4 million for the quarter ended December 31, 2003 or 3%. This increase resulted from net broadcast revenue growth in several of Radio One’s markets, including Atlanta, Cleveland, Charlotte, Dallas and Raleigh-Durham, partially offset by revenue declines in other markets, including Los Angeles, Detroit and Philadelphia. Net broadcast revenue is net of agency commissions of $11.1 million and $10.6 million for the quarters ended December 31, 2004 and 2003, respectively.

Operating expenses excluding depreciation, amortization and non-cash compensation decreased to approximately $37.5 million for the quarter ended December 31, 2004 from approximately $39.0 million for the quarter ended December 31, 2003 or 4%. This decrease resulted primarily from a one-time reimbursement of approximately $3.4 million from a vendor pursuant to certain requirements of a performance-based agreement and a one-time net reduction of approximately $1.0 million in expenses associated with music broadcast rights and royalties (due to a new radio industry agreement with ASCAP) during the quarter ended December 31, 2004. Excluding the effects of these one time items, operating expenses increased by $2.9 million or 7% for the quarter ended December 31, 2004 compared to the corresponding period in 2003. This increase resulted from, among other things, investments in recently acquired stations launched in late-2004, additional professional fees to ensure compliance with new regulatory requirements associated with being a public company, increases in on-air talent fees and the costs associated with our newly-launched Internet initiative.

Interest expense increased to approximately $10.1 million for the quarter ended December 31, 2004 from approximately $10.0 million for the quarter ended December 31, 2003 or 1%. This increase resulted from additional interest obligations relating to drawdown of $25.0 million on our bank credit facility during the quarter ended December 31, 2004, partially offset by the effects of lower average debt levels associated with regular quarterly principal payments made over the past year on our outstanding bank debt, utilizing free cash flow.

During the fourth quarter of 2004 our affiliated company, TV One, LLC, entered into a distribution agreement with DIRECTV, Inc. and certain affiliates of DIRECTV became investors in TV One. As of December 31, 2004, we owned approximately 36% of TV One on a fully diluted basis and Comcast Corporation owned a slightly smaller stake than we did. For the quarter ended December 31, 2004, we recognized an equity gain on our investment in affiliated company of approximately $2.0 million compared to an equity loss of approximately $1.2 million for the quarter ended December 31, 2003. This gain resulted from the modification of our methodology for estimating our equity in the operating results of TV One during the fourth quarter of 2004. As a result of this modification, we adjusted our previously recorded equity losses in TV One, leading to a cumulative non-cash equity loss of $3.9 million for fiscal year 2004. This compares to an equity loss recorded for the quarter ended December 31, 2003 of approximately $1.2 million and approximately $2.1 million for fiscal year 2003. We also made an additional cash investment of $18.5 million in TV One during the quarter ended December 31, 2004, bringing our total cash investment in TV One to $37 million.

Income before provision for income taxes increased to approximately $30.6 million for the quarter ended December 31, 2004 compared to income before provision for income taxes of approximately $22.9 million for the quarter ended December 31, 2003 or 34%. This increase was due primarily to higher operating income and the recognition of a positive equity adjustment on our investment in affiliated company, as described above.

Net income increased to approximately $18.6 million for the quarter ended December 31, 2004 from approximately $14.5 million for the quarter ended December 31, 2003 or 28%. This increase was primarily due to higher income before provision for income taxes, partially offset by higher provision for income taxes.

Station operating income increased to approximately $46.3 million for the quarter ended December 31, 2004 from approximately $41.7 million for the quarter ended December 31, 2003 or 11%. This increase was attributable primarily to the increase in net broadcast revenue and decrease in operating expenses excluding depreciation, amortization and non-cash compensation during the fourth quarter of 2004, as described above.

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PAGE 6 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

Other pertinent financial information for the fourth quarter of 2004 includes capital expenditures of approximately $5.5 million (compared to approximately $3.8 million for the fourth quarter of 2003), drawdown of $25.0 million on the bank credit facility to finance the completion of the acquisition of the outstanding stock of New Mableton Broadcasting Corporation (owner of WAMJ-FM), deferred portion of the income tax provision of approximately $11.9 million (or approximately 39% of pre-tax income), and amortization of debt financing costs, unamortized debt discount and deferred interest of approximately $0.4 million (included in interest expense on Radio One’s income statement). As of December 31, 2004, Radio One had total debt (net of cash and short term investments balances) of approximately $599.6 million.

Radio One Information and Guidance:

In February 2004, Radio One completed its acquisition of the assets of WSNJ-FM, located in the Philadelphia, Pennsylvania metropolitan area, for approximately $35.0 million in cash. Upon receiving the necessary regulatory approvals, the Company consolidated the station with its existing Philadelphia operations, changed the call sign to WRNB-FM, and reformatted the station. Radio One began broadcasting WRNB-FM in November 2004. This acquisition increases the number of stations that the Company owns and operates in the Philadelphia market to three.

In July 2004, Radio One announced its agreement to acquire the assets of WABZ-FM, located in the Charlotte, North Carolina metropolitan area, for approximately $11.5 million in cash. Upon completing the acquisition in November 2004, the Company consolidated the station with its existing Charlotte operations, changed the call sign to WPZS-FM, and reformatted the station. Radio One began broadcasting WPZS-FM in November 2004. This acquisition increases the number of stations that the Company owns and operates in the Charlotte market to two.

In October 2004, Radio One completed its acquisition of the outstanding stock of New Mableton Broadcast Corporation (“NMBC”) for approximately $35.0 million in cash. The Company made a deposit of $3.5 million as of September 30, 2004 and paid the balance in October 2004 by drawing down $25.0 million on its bank credit facility and utilizing approximately $6.5 million in available cash. NMBC owns radio station WAMJ-FM, located in the Atlanta, Georgia metropolitan area. Radio One had been operating WAMJ-FM under a local management agreement since August 2001. This acquisition increases the number of stations that the Company owns and operates in the Atlanta market to four.

In November 2004, Radio One announced the signing of a definitive agreement to acquire 51% of Reach Media, Inc. (“Reach”) for approximately $56.1 million in a combination of cash and shares of Radio One class D common stock. Reach was founded in 2002 by Tom Joyner, its Chairman, and David Kantor, its chief executive officer, to operate the Tom Joyner Morning Show and related businesses. Mr. Joyner is a leading nationally syndicated radio personality. The Tom Joyner Morning Show is broadcast on over 115 radio stations across the United States and is a top-rated morning show in many of the markets in which it is broadcast. Reach also operates the Tom Joyner Sky Show, the Tom Joyner Family Reunion and various other special event-related activities. Additionally, Reach operates BlackAmericaWeb.com, an African-American targeted Internet destination, and recently developed a Tom Joyner television program that airs on TV One.

In February 2005, Radio One completed the private placement of $200.0 million of its 6 3/8% subordinated senior notes. The notes are due in February 2013 and interest on these notes is payable in cash on February 15 and August 15 of each year, beginning August 15, 2005. The net proceeds from the sale of the notes were approximately $196 million.

Also in February 2005, Radio One irrevocably committed to redeem all of its outstanding 6 1/2% HIGH TIDES for the aggregate sum of approximately $310 million. This redemption will be financed with the net proceeds of the sale of Company’s 6 3/8% subordinated senior notes due 2013, borrowings under its revolving credit facility, and available excess cash.

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PAGE 7 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

For the first quarter of 2005, excluding any financial impact resulting from the consummation of the pending acquisition of Reach, Radio One expects to report net broadcast revenue that will be in the low single-digits percentage higher than the approximately $69.7 million of net broadcast revenue generated in the first quarter of 2004 and station operating income that is expected to be in the low single-digits percentage lower than the approximately $34.1 million of station operating income generated in the first quarter of 2004. Radio One expects to consummate its acquisition of 51% of Reach during the first quarter of 2005.

Radio One will hold a conference call to discuss its results for the fourth quarter of 2004. This conference call is scheduled for Thursday, February 17, 2005 at 10:00 a.m. Eastern Standard Time. Interested parties should call 1-210-839-8502 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 12:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 1-203-369-0016. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC, an African-American targeted cable network, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and recently announced a definitive agreement to acquire 51% of Reach Media, Inc., owner of the Tom Joyner Morning Show and other interests associated with Tom Joyner, a leading urban media personality. That acquisition is expected to close in the first quarter of 2005.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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PAGE 8 — RADIO ONE, INC. REPORTS RECORD FOURTH QUARTER RESULTS

Notes:

[1]	Net income before depreciation and amortization, provision for income taxes, interest income, interest expense, equity in net loss of affiliated company, other expense, corporate expenses and non-cash compensation expenses is commonly referred to in our business as station operating income. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes provision, investments, debt financings, overhead and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.

[2]	“Adjusted EBITDA” consists of net income plus (1) depreciation, amortization, provision for income taxes, interest expense and equity in net loss of affiliated company and less (2) interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financings, our provision for income tax expense, as well as our equity in net (gain) loss of our affiliated company. Accordingly, we believe that Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided in this release.

[3]	“Free cash flow” consists of net income plus (1) depreciation, amortization, non-cash compensation, deferred income taxes, non-cash interest expense, non-cash loss on retirement of assets and our share of the non-cash net (gain) loss of our affiliated company and less (2) capital expenditures and dividends on our outstanding preferred stock. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles. We believe Free Cash Flow is a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because free cash flow is a reasonable approximation of the amount of excess cash generated by the company’s operations that can be used for debt reduction, acquisitions, investments, potential common stock dividends and/or buybacks and other strategic initiatives outside of the immediate scope of the company’s operations. Free Cash Flow is frequently used as one of the bases for comparing businesses in our industry, although our measure of Free Cash Flow may not be comparable to similarly titled measures of other companies. Free Cash Flow does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to Free Cash Flow has been provided in this release.

[4]	Net income applicable to common stockholders is defined as net income minus preferred stock dividends.

[5]	For the three months ended December 31, 2004 and 2003, Radio One had 105,000,044 and 104,649,363 shares of common stock outstanding on a weighted average basis, respectively. For the twelve months ended December 31, 2004 and 2003, Radio One had 104,953,192 and 104,621,122 shares of common stock outstanding on a weighted average basis, respectively.

[6]	For the three months ended December 31, 2004 and 2003, Radio One had 105,231,216 and 105,183,962 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively. For the twelve months ended December 31, 2004 and 2003, Radio One had 105,429,038 and 105,071,223 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively.

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